Exhibit 99.3
Unaudited pro forma condensed consolidated financial data
The unaudited pro forma condensed consolidated financial data set forth below are based on the historical consolidated financial statements of American Cellular Corporation, or ACC, and Highland Cellular, LLC, or Highland, and adjustments described in the footnotes below. On October 5, 2006, Highland was acquired by ACC and became a wholly-owned subsidiary of ACC. The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheets of ACC and Highland as of September 30, 2006, giving effect to the acquisition as if it occurred on September 30, 2006. The unaudited pro forma condensed consolidated statements of operations combine the historical consolidated statements of operations of ACC and Highland for the nine months ended September 30, 2006 and the fiscal year ended December 31, 2005, giving effect to the acquisition as if it occurred on January 1, 2005.
The pro forma condensed consolidated statements of operations reflect only pro forma adjustments expected to have a continuing impact on the combined results beyond the acquisition date and have not been adjusted to reflect any operating efficiencies that may be realized by the acquisition. Although ACC expects to incur certain expenses related to integrating the operations of Highland, the unaudited pro forma condensed consolidated statements of operations do not reflect such expenses.
The unaudited pro forma condensed consolidated financial data are for illustrative purposes only and do not represent what ACC’s results of operations, balance sheet or other financial information would have been if the acquisition had occurred as of the dates indicated or what such results will be for any future periods. The unaudited pro forma adjustments are based upon available information and certain assumptions that ACC believes are reasonable, including an allocation of the purchase price based on an estimate of fair value. These estimates are preliminary and are based on information that is currently available and could change significantly. The unaudited pro forma condensed consolidated financial data and related footnotes should be read in conjunction with the historical consolidated financial statements, including the related notes, of ACC included in its annual report on Form 10-K for the year ended December 31, 2005 and its quarterly report on Form 10-Q for the quarterly period ended September 30, 2006 and of Highlands included in Exhibits 99.1 and 99.2 to this current report on From 8-K/A.

American Cellular Corporation and Subsidiaries
Unaudited Pro Forma Consolidated Condensed Balance Sheet
As of September 30, 2006

	American
	Cellular	Highland	Pro forma
	Corporation	Cellular (1)	Adjustments		Total
		($ in thousands)
ASSETS

Current assets, net of restricted investments	$175,897	$4,310	$(98,539)	(2)	$81,668
Property, plant and equipment	160,211	23,942	—		184,153
Goodwill	583,826	—	28,939	(3)	612,765
Wireless license acquisition costs	706,986	3,851	22,950	(3)	733,787
Deferred financing costs	13,651	—	—		13,651
Customer lists	22,750	—	15,047	(3)	37,797
Other assets	20,778	2,130	(2,130)	(3)	20,778

Total Assets	$1,684,099	$34,233	$(33,733)		$1,684,599

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities	$60,946	$3,653	$(3,153)	(3)	$61,446
Long-term debt, net of current portion	1,014,558	24,475	(24,475)	(3)	1,014,558
Deferred tax liabilities	154,969	—	—		154,969
Other non- current liabilities	29,281	12,096	(12,096)	(3)	29,281
Stockholders’ equity (deficit)	424,345	(5,991)	5,991	(3)	424,345

Total liabilities and stockholders’ equity (deficit)	$1,684,099	$34,233	$(33,733)		$1,684,599

See accompanying notes to unaudited pro forma consolidated condensed balance sheet.

(1)	Represents amounts from Highland Cellular’s balance sheet as of September 30, 2006.

(2)	Represents the $95 million of cash used to purchase Highland Cellular and $3.5 million of certain acquisition costs reimbursed to our parent.

(3)	Represents the preliminary purchase price allocation which allocates the purchase price between current assets, property plant and equipment, goodwill, wireless license acquisition costs, customer lists, a purchase accrual and the repayment of Highland’s long-term debt and substantially all of their other liabilities.

American Cellular Corporation
Unaudited Proforma Consolidated Statement of Operations

	Nine months ended September 30, 2006
	American
	Cellular	Highland	Pro forma
	Corporation	Cellular (1)	Adjustments		Total
	($ in thousands)
Operating Revenue:
Service revenue	$268,607	$19,234	$—		$287,841
Roaming revenue	91,974	6,125	—		98,099
Equipment and other revenue	17,511	6,028	—		23,539

Total operating revenue	378,092	31,387	—		409,479

Operating Expenses:
Cost of service (exclusive of depreciation and amortization shown separately below)	96,252	7,572	—		103,824
Cost of equipment	38,622	2,981	—		41,603
Marketing and selling	49,260	2,612	—		51,872
General and administrative	63,836	6,054	—		69,890
Depreciation and amortization	60,745	2,795	2,821	(2)	66,361
Gain on disposition of operating assets	(2,201)	—	—		(2,201)

Total operating expenses	306,514	22,014	2,821		331,349

Operating Income	71,578	9,373	(2,821)		78,130

Interest expense	(72,104)	(2,496)	(2,919	)(3)	(77,519)
Other expense	(1,333)	—	—		(1,333)

(Loss) income before income taxes	(1,859)	6,877	(5,740)		(722)

Income tax benefit (expense)	1,273	—	(432	)(4)	841

Net (loss) income	$(586)	$6,877	$(6,172)		$119

(1)	Represents amounts from Highland Cellular’s income statement for the nine months ended September 30, 2006.

(2)	Represents nine months of amortization on the acquired customer lists.

(3)	Represents nine months of interest incurred on the $95 million borrowed to purchased Highland Cellular, less amounts previously incurred by Highland.

(4)	Represents the tax expense on the income from Highland and the pro forma adjustments.

American Cellular Corporation
Unaudited Proforma Consolidated Statement of Operations

	Year ended December 31, 2005
	American
	Cellular	Highland	Pro forma
	Corporation	Cellular (1)	Adjustments		Total
	($ in thousands)
Operating Revenue:
Service revenue	$360,059	$25,676	$—		$385,735
Roaming revenue	108,208	6,718	—		114,926
Equipment and other revenue	21,295	2,131	—		23,426

Total operating revenue	489,562	34,525	—		524,087

Operating Expenses:
Cost of service (exclusive of depreciation and amortization shown separately below)	117,747	9,800	—		127,547
Cost of equipment	51,107	3,845	—		54,952
Marketing and selling	59,270	3,473	—		62,743
General and administrative	89,792	7,364	—		97,156
Depreciation and amortization	85,283	3,533	3,762	(2)	92,578
(Gain) loss on disposition of operating assets	(2,269)	46	—		(2,223)

Total operating expenses	400,930	28,061	3,762		432,753

Operating Income	88,632	6,464	(3,762)		91,334

Interest expense	(95,126)	(3,187)	(4,033	) (3)	(102,346)
Other (expense) income	(1,725)	387	—		(1,338)

(Loss) income before income taxes	(8,219)	3,664	(7,795)		(12,350)

Income tax benefit	3,553	—	1,570	(4)	5,123

Net (loss) income	$(4,666)	$3,664	$(6,225)		$(7,227)

(1)	Represents amounts from Highland Cellular’s income statement for the year ended December 31, 2005.

(2)	Represents amortization on the acquired customer lists.

(3)	Represents interest incurred on the $95 million borrowed to purchased Highland Cellular, less amounts previously incurred by Highland.

(4)	Represents the tax expense on the income from Highland and the pro forma adjustments.